Exhibit 10.3
EXECUTION VERSION
MANAGEMENT AGREEMENT
     This Amended and Restated Management Agreement is made as of this 9th day of February, 2011 (this “Agreement”), among National Mentor Holdings, Inc., a Delaware corporation (the “Company”), National Mentor Holdings, LLC (f/k/a National Mentor, Inc.), a Delaware limited liability company (“NMI”), NMH Investment, LLC, a Delaware limited liability company (“Investment”), NMH Holdings, Inc., a Delaware corporation (“HoldCo”), NMH Holdings, LLC, a Delaware limited liability company (“Parent”), and Vestar Capital Partners, a New York general partnership (“Vestar”).
     WHEREAS, Vestar, by and through its, partners, officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, investment, acquisitions and other matters relating to the business of the Company and its subsidiaries; and
     WHEREAS, on June 29, 2006 (the “Effective Time”), Investment, Parent, the Company, NMI and Vestar entered into the Management Agreement (the “Original Agreement”); and
     WHEREAS, each of Investment, HoldCo, Parent, the Company and NMI desires to amend and restate the Original Agreement and to avail or continue to avail itself, for the term of this Agreement, of the expertise of Vestar in the aforesaid areas, in which it acknowledges the expertise of Vestar.
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows.
     1. Appointment. Each of Investment, HoldCo, Parent, the Company and NMI hereby reaffirms the appointment of Vestar to render the advisory and consulting services described in Paragraph 2(a) hereof commencing upon the Effective Time.
     2. Services.
     (a) Annual Management Services. Vestar hereby agrees that commencing upon the Effective Time it shall render to each of Investment, HoldCo, Parent, the Company and NMI (and their subsidiaries) by and through such of Vestar’s officers, employees, agents, representatives and affiliates as Vestar, in its sole discretion, shall designate from time to time, advisory and consulting services in relation to the affairs of Investment, HoldCo, Parent, the Company and NMI (and their subsidiaries) in connection with strategic financial planning, and other services not referred to in the next sentence, including, without limitation, advisory and consulting services in relation to the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. It is expressly agreed that the services to be performed under this Paragraph 2(a) shall not include (x) investment banking or other financial advisory services rendered by any of Vestar and its affiliates to Investment, HoldCo, Parent, the Company and NMI (and their subsidiaries) after the Effective Time in connection with acquisitions, divestitures, refinancings, restructurings and similar transactions by Investment, HoldCo, Parent, the Company and NMI (and their subsidiaries) (certain of these services are to be performed under Paragraph 2(b) below), or (y)

full or part-time employment by any of the Company and its subsidiaries of any employee or partner of Vestar or any of its affiliates for which Vestar and its respective affiliates shall be entitled to receive additional compensation.
     (b) Transaction Advisory Services. Vestar may also provide financial advisory or similar services in connection with a Sale of the Company (as defined in that certain Securityholders Agreement, dated as of June 29, 2006, by and among Investment and certain of the securityholders of Investment from time to time party thereto, as the same may be amended, modified or restated from time to time (the “Securityholders Agreement”)), an initial Public Offering (as defined in the Securityholders Agreement) by or involving Investment, HoldCo, Parent, the Company, NMI or any of their respective subsidiaries or any extraordinary acquisition by or involving Investment, HoldCo, Parent, the Company, NMI or any of their respective subsidiaries (other than acquisitions in the ordinary course of business as part of the Company’s growth strategy), for which Vestar and its respective affiliates may receive additional compensation pursuant to Paragraph 3(b) below.
     3. Fees.
     (a) Annual Management Fee. In consideration of the services contemplated by Paragraph 2, subject to the provisions of Paragraph 6, Investment, HoldCo, Parent, the Company and NMI and their respective successors hereby jointly and severally agree to pay to Vestar a per annum management fee (the “Annual Management Fee”) equal to the greater of (i) $850,000 and (ii) an amount per annum equal to 1% of Consolidated EBITDA (as defined in the Company’s senior credit agreement as in effect from time to time), before deducting any Fees payable pursuant to this Paragraph 3 (“Adjusted EBITDA”), commencing at the Effective Time. The Annual Management Fee shall be payable semi-annually in advance, with an adjustment of the Annual Management Fee for any fiscal year payable promptly following the determination of Adjusted EBITDA for such fiscal year or on termination of this Agreement. All references to per annum or annual herein refer to the fiscal year of the Company. The semi-annual Annual Management Fee payments shall be non-refundable.
     (b) Transaction Advisory Fees. Investment, HoldCo, Parent, the Company and NMI and their respective successors shall hereby jointly and severally agree to pay or cause to be paid to Vestar a customary and reasonable fee for any financial advisory or similar services provided by it and/or its affiliates in connection with a Sale of the Company, an initial Public Offering by or involving Investment, HoldCo, Parent, the Company, NMI or any of their respective subsidiaries or any extraordinary acquisition by or involving Investment, HoldCo, Parent, the Company, NMI or any of their respective subsidiaries (other than acquisitions in the ordinary course of business as part of the Company’s growth strategy); provided, that the payment and the amount of the fees, if any, payable to Vestar and/or its affiliates pursuant to this Paragraph 3(b) shall be approved by a majority of the directors of the Company who are not affiliated with or employed by Vestar.
     (c) Limitation on Fees. Notwithstanding anything in the contrary contained herein, the Company shall accrue but not pay any fees under this Paragraph 3 (the “Fees”) for so long as and to the extent any such payment is prohibited under any financing agreements entered into by the Company, provided that the Company shall pay any accrued Fees deferred under this

Paragraph 3(c) promptly at such time and to the extent that such payment is no longer prohibited under any such financing agreement.
     4. Reimbursements. In addition to the Fee, Investment, HoldCo, Parent, the Company and NMI hereby jointly and severally agree, at the direction of Vestar, to pay directly or reimburse Vestar for its reasonable Out-of-Pocket Expenses incurred after the Effective Time in connection with the services provided for in Paragraph 2 hereof. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the amounts paid by or on behalf of Vestar in connection with the services contemplated hereby, including reasonable (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services or independent contractors, such as financial printers, couriers, business publications or similar services, and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Vestar of the statement in connection therewith.
     5. Indemnification. Investment, HoldCo, Parent, the Company and NMI hereby jointly and severally agree to indemnify and hold harmless Vestar and its affiliates and their respective affiliates, partners, members, officers, directors, employees, agents, representatives and stockholders (each being an “Indemnified Party”, from and against any and all losses, claims, damages and liabilities of whatever kind or nature, joint or several, absolute, contingent or consequential, to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the services contemplated by this Agreement or the engagement of Vestar pursuant to, and the performance by Vestar of the services contemplated by, this Agreement Investment, HoldCo, Parent, the Company and NMI hereby jointly and severally agree to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. Investment, HoldCo, Parent, the Company and NMI will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Vestar.
     6. Term. This Agreement shall become effective upon the Effective Time and shall terminate upon the earlier to occur of (i) such time after the Effective Time as Vestar Capital Partners V, L.P., a Delaware limited partnership (“VCP”) and the partners therein and the affiliates thereof, in the aggregate, hold directly or indirectly through Investment, HoldCo and Parent, or otherwise, less than 20% of the voting power of the Company’s outstanding voting stock, (ii) the consummation of an initial Public Offering (as defined in the Securityholders Agreement) and (iii) a Sale of the Company (as defined in the Securityholders Agreement). The provisions of Paragraphs 4, 5, 7 and 9 and the joint and several obligation of Investment, HoldCo, Parent, the Company and NMI to pay Fees accrued during the term of this Agreement pursuant to Paragraph 2 shall survive the termination of this Agreement.

     7. Permissible Activities. Subject to all applicable provisions of New York law that impose fiduciary duties upon Vestar or its partners, members or affiliates, nothing herein shall in any way preclude Vestar or its partners, members, officers, employees or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.
     8. Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Original Agreement.
     9. General. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to Vestar:	Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, New York 10167
Attention: General Counsel

If to Investment,	National Mentor Holdings, Inc.
HoldCo, Parent, the	313 Congress Street
Company or NMI:	Boston, MA 02210
Attention: Edward Murphy

In any case,	Kirkland & Ellis LLP
with copies to:	601 Lexington Avenue
New York, NY 10022
Attention: Michael Movsovich
     (c) This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.
     (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE EXCLUSIVE

JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement shall inure to the benefit of, and be binding upon, Vestar, the Investment, HoldCo, Parent, the Company, NMI and their respective successors and assigns.
     (e) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.
     (f) This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.
     (g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

VESTAR CAPITAL PARTNERS
By:	its General Partner

By:	/s/ James L. Elrod, Jr.
	Name:	James L. Elrod, Jr.
	Title:	Managing Director

NATIONAL MENTOR HOLDINGS, INC.
By:	/s/ Edward M. Murphy
	Name:	Edward M. Murphy
	Title:	Chief Executive Officer

NATIONAL MENTOR HOLDINGS, LLC
By:	/s/ Edward M. Murphy
	Name:	Edward M. Murphy
	Title:	Chief Executive Officer

NMH HOLDINGS, LLC
By:	/s/ Edward M. Murphy
	Name:	Edward M. Murphy
	Title:	Chief Executive Officer

NMH HOLDINGS, INC.
By:	/s/ Edward M. Murphy
	Name:	Edward M. Murphy
	Title:	Chief Executive Officer

NMH INVESTMENT, LLC
By:	/s/ Edward M. Murphy
	Name:	Edward M. Murphy
	Title:	Chief Executive Officer

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